EXHIBIT 99.1

                                [GRAPHIC OMITTED]

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact: D. Ashley Lee
         Vice President, Chief Financial Officer
         (800) 438-8285

                   CRYOLIFE, INC. APPOINTS NEW ACCOUNTING FIRM


Atlanta, GA ...(May 7, 2002)...CryoLife, Inc. (NYSE: CRY), a life-science company involved in the development and commercialization of cryopreserved and tissue-engineered implantable heart valves, vascular and orthopaedic grafts, and surgical adhesives, announced that its Board of Directors has appointed the accounting firm of Deloitte & Touche, LLP as the Company's independent auditors.

     Founded in 1984, CryoLife, Inc. is the leader in the development and commercialization of implantable living human tissues for use in cardiovascular, vascular and orthopaedic surgeries throughout the United States and Canada. The Company's BioGlue(R) surgical adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels and is CE marked in the European Community and approved in Canada and Australia for use in vascular and pulmonary sealing and repair. The Company also manufactures the SynerGraft(R) heart valve and the SynerGraft vascular graft, the world's first tissue-engineered heart valve and vascular replacement, respectively, and the CryoLife-O'Brien(R) and CryoLife-Ross(R) stentless porcine heart valves, which are CE marked for distribution within the European Community. The human heart valves and vascular grafts processed by CryoLife using the SynerGraft technology are distributed in the U.S. under the trade
names  of  CryoValve(R)SG  and  CryoVein(R)SG,   respectively.

    For additional information about the company, visit CryoLife's web site:

http://www.cryolife.com -END-


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